Exhibit 10(xviii)

                               FIRST AMENDMENT OF
                           MONROE BANCORP THRIFT PLAN
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       (As Amended and Restated Generally Effective as of January 1, 2001)


WHEREAS, Monroe Bancorp (the "Corporation") maintains the Monroe Bancorp Thrift Plan (As Amended and Restated Generally Effective as of January 1, 2001) ("the Plan"); and

WHEREAS, the Corporation has determined that the Plan should be amended (i) to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") which amendments in Sections 1 through 10 below are intended to constitute good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder and
(ii) to provide that the election not to have compensation deferrals to the Plan increased by the cash dividends distributed from the Monroe Bancorp Employee Stock Ownership Plan will be a continuing, not an annual election; and

WHEREAS, pursuant to the authority contained in Section 9.1 of the Plan, the Corporation has reserved the right to amend the Plan;

NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of the dates specified below, in the following particulars, which amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment:

SECTION 1. LIMITATIONS ON CONTRIBUTIONS

Maximum Annual Additions. Except to the extent permitted under Section 9 of this amendment and Code Section 414(v), if applicable, the Annual Addition that may be contributed or allocated to a Participant's Account under the Plan for any Plan Year beginning on or after January 1, 2002 will not exceed the lesser of:

     (a)  $40,000, as adjusted for increases in the cost-of-living under Code
          Section 415(d); or

     (b) 100 percent of the Participant's compensation, within the meaning of Code Section 415(c)(3), for the Plan Year. The compensation limit referred to in (b) will not apply to any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition.

SECTION 2. INCREASE IN COMPENSATION LIMIT

The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, will not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code
Section 401(a)(17)(B). Annual compensation means compensation paid during the Plan Year. The cost-of-living adjustment under Code Section 401(a)(17)(B) in effect for a calendar year applies to annual compensation for the Plan Year that begins with such calendar year.

SECTION 3. MODIFICATION OF TOP-HEAVY RULES

1. Effective Date. This Section 3 applies for purposes of determining whether the Plan is a Top-Heavy Plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Code Section 416(c) for such years. This Section 3 amends Supplement C of the Plan.

2. Determination of Top-Heavy Status.


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2.1 Key Employee. Key Employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of an Affiliate having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a five-percent owner of an Affiliate, or a one-percent owner of an Affiliate having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

2.2 Determination of Present Values and Amounts. This Section 2.2 applies for purposes of determining the present values of accrued benefits and the amounts of Account balances of employees as of the Determination Date.

2.2.1 Distributions During Plan Year Ending on Determination Date. The present values of accrued benefits and the amounts of Account balances of an employee as of the Determination Date will be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence also applies to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or Total and Permanent Disability, this provision will be applied by substituting "five-year period" for "one-year period."

2.2.2 Employees Not Performing Services During Plan Year Ending on Determination Date. The accrued benefits and Accounts of any individual who has not performed services for an Affiliate during the one-year period ending on the Determination Date will not be taken into account.

3. Minimum Benefits and Matching Contributions. Employer Matching Contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and Supplement C. The preceding sentence will apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements will be treated as Matching Contributions for purposes of the Contribution Percentage test and other requirements of Code
Section 401(m).

SECTION 4. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

1. Effective Date. This Section 4 applies to distributions from the Plan made after December 31, 2001.

2. Modification of Definition of Eligible Retirement Plan. For purposes of the Direct Rollover provisions in Section 6.10 of the Plan, an Eligible Retirement Plan will also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan also applies in the case of a distribution to a Surviving Spouse, or to a spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Code Section 414(p).

SECTION 5. ROLLOVERS FROM OTHER PLANS

The Plan will accept Participant Rollover Contributions and/or Direct Rollovers of distributions made after December 31, 2001, from the types of plans listed below, beginning on January 1, 2002; however, the Plan will not accept rollovers from Surviving Spouses.

Direct Rollovers: The Plan will accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions.


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Participant Rollover Contributions from Other Plans: The Plan will accept a
Participant contribution of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a).

Participant Rollover Contributions from IRAs: The Plan will not accept a Participant Rollover Contribution of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

SECTION 6.  ROLLOVERS DISREGARDED IN INVOLUNTARY CASH-OUTS

1. Applicability and Effective Date. This Section will be effective with respect to distributions from the Plan made after December 31, 2001 with respect to Participants who separate from service after December 31, 2000.

2. Rollovers Disregarded in Determining Value of Account Balance for Involuntary Distributions. For purposes of Section 6.5(a) of the Plan, the value of a Participant's nonforfeitable Account balance will be determined without regard to that portion of the Account balance that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4) and 408(d)(3)(A)(ii). If the value of the Participant's nonforfeitable Account balance, as so determined, is $5,000 or less, the Plan will distribute the Participant's entire nonforfeitable Account balance at the same time and in the same manner as provided in Article VI of the Plan for Account balances of $5,000 or less.

SECTION 7.  REPEAL OF MULTIPLE USE TEST

The multiple use test described in Section 1.401(m)-2 of the Treasury Regulations and Section B-5 of the Plan will not apply for Plan Years beginning after December 31, 2001.

SECTION 8.  ELECTIVE DEFERRALS - CONTRIBUTION LIMITATION

No Participant will be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Code Section 402(g) in effect for such taxable year, except to the extent permitted under Section 9 of this amendment and Code Section 414(v).

SECTION 9.  CATCH-UP CONTRIBUTIONS

Effective January 1, 2002, all Participants who are eligible to make Compensation Deferrals under the Plan and who have attained age 50 before the close of the Plan Year will be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

SECTION 10. COMPENSATION DEFERRALS.

Effective January 1, 2002, each Participant may elect to defer from one to sixty percent of his Total Compensation (as defined in Section 5.7) each Plan Year in multiples of one percent. Any amount so deferred (referred to as a Participant's "Compensation Deferrals") under Section 3.1 of the Plan will be withheld from the Participant's Total Compensation and contributed to the Plan under Section
4.1 of the Plan.

SECTION 11. ELECTION NOT TO HAVE COMPENSATION DEFERRALS INCREASED

Subsections 3.1(b)(i), (ii) and (iii) of the Plan are amended to read as follows effective January 1, 2002:


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(i) The Participant must make a written election requesting that no increase be made on a form provided by the Committee for such purpose. Such election will apply to 100 percent of the dividends which are distributed to the Participant for the Plan Years during which the election is in effect (no partial elections will be permitted), must be filed with the Committee on or before the date specified by the Committee for effectively making the election (the date will be prior to the first day of the first Plan Year to which the election relates) and will remain in effect until the date on which the Participant revokes his election. Provided, however, once made, a revocation election will not be effective until the first day of the Plan Year next following the Plan Year to which the election relates.

(ii) Notwithstanding the provisions of clause (i), if a Covered Employee becomes a Participant on an Entry Date other than the first day of a Plan Year or a terminated Participant is reemployed and again becomes a Participant on a date other than the first day of a Plan Year, such Covered Employee may make an election under this subsection (b), to be effective upon his Entry Date, applicable to cash dividends paid with respect to the ESOP on and after such Entry Date.

(iii) In the event a Covered Employee does not so elect when initially eligible, he may subsequently elect not to have increased Compensation Deferrals made under this subsection (b). Such election must be made in writing on a form provided by the Committee for such purpose and will be effective as of the first day of the Plan Year next following the date on which the Participant files such election form with the Committee.

IN WITNESS WHEREOF, the Corporation, by its officers thereunder duly authorized, adopts this First Amendment this 31st day of October, 2002, but effective as of the dates specified above.


MONROE BANCORP

By:  /s/ Mark D. Bradford

Title: President and CEO

ATTEST:

By: /s/ R. Scott Walters

Title:  Secretary





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